SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1

                                  Buffets, Inc.
    -------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             Minnesota                                 41-1462294
   ---------------------------------        ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)




          1450 Buffet Way
         Eagan, Minnesota                                55121
------------------------------------        ------------------------------------
(Address of principal executive offices)              (Zip Code)


     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

     Securities Act registration statement file number to which this form relates: N/A (if applicable).

     Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class to               Name of each exchange on which each
       be so registered                         class is to be registered
            None                                     Not Applicable
      ----------------------               -----------------------------------
      Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of Class)

Item 1.       Description of Registrant's Securities to be Registered.

     Effective June 4, 2000, Buffets, Inc. amended the Rights Agreement, dated as of October 24, 1995, between Buffets and American Stock Transfer & Trust Company, as Rights Agent.

     The amendment of the rights agreement effected the following changes:

     (1) rendered the rights agreement inapplicable to the merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of June 4, 2000, among Buffets, Inc., Big Boy Holdings, Inc., and Big Boy Merger Corporation; and

     (2)  provided  for all  outstanding  rights  under the rights  agreement to
          terminate   immediately  before  the  effective  time  of  the  merger described above.

     The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Item 2.       Exhibits.

     1. First Amendment to Rights Agreement, dated as of June 4, 2000, between Buffets, Inc. and American Stock Transfer & Trust Company, as Rights Agent.


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           BUFFETS, INC.



Dated:  June 13, 2000                      By: /s/ Richard Michael Andrews, Jr.
                                           ------------------------------------
                                            Its: Chief Financial Officier
                                            -----------------------------------

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     This  Amendment,  dated  as of June  4,  2000,  between  Buffets,  Inc.,  a
Minnesota corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), amends the Rights Agreement, dated as of October 24, 1995 (the "Rights Agreement").

                                    Recitals

     A. The Company intends to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Merger Agreement") among the Company, Big Boy Holdings, Inc., a Delaware corporation ("Buyer"), and Big Boy Merger Corporation, a Minnesota corporation and wholly owned subsidiary of Buyer ("Buyer Subsidiary"), with respect to a merger of the Company and Buyer Subsidiary (the "Merger").

     B. The Company and the Rights Agent have executed and entered into the Rights Agreement.

     C. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

     D. The Board of Directors has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders.

     E. The Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement from the application of the Rights Agreement.

                                    Agreement

     Now, therefore, the Rights Agreement is hereby amended as follows:

     1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of the last sentence thereof:

          Notwithstanding anything in this Agreement to the contrary, neither Big Boy Holdings, Inc., a Delaware corporation ("Big

          Boy"), nor any direct or indirect wholly owned subsidiary of Big Boy shall be deemed to be an Acquiring Person solely as a result of the approval, execution, or delivery of the Agreement and Plan of Merger, dated as of June 4, 2000, among the Company, Big Boy, and Big Boy Merger Corporation (as such agreement may be amended from time to time, the "Big Boy Merger Agreement") or the consummation of the merger or the other transactions contemplated by the Big Boy Merger Agreement.

     2. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          Subject to Section 11(a)(ii) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which Rights are exercised, prior to the earliest of (i) the close of business on November 13, 2005 (the "Final Expiration Date"),
          (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24, or (iv) the time immediately prior to the effective time of the merger of the Company contemplated by the Big Boy Merger Agreement.

     3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

          Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Big Boy Merger Agreement.

     4. The Rights Agreement is hereby further modified and amended by adding a new Section 34 to the end thereof to read in its entirety as follows:

          Section 34. Big Boy Merger Agreement. Notwithstanding any other provision of this Agreement, neither the approval, execution, or delivery of the Big Boy Merger Agreement nor the consummation of the merger or the other transactions contemplated by the Big Boy Merger Agreement shall be deemed to be an event described in Section
          11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Big Boy Merger Agreement.

     5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



         [The remainder of this page has been intentionally left blank.]

                   In Witness Whereof, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.


                                        BUFFETS, INC.

                                        By: /s/ Kerry A. Kramp
                                            --------------------------------
                                           Name: Kerry A. Kramp
                                           Title: President and Chief Operating
                                                     Officer



                                        AMERICAN STOCK TRANSFER &
                                          TRUST COMPANY

                                        By: /s/ Herbert J. Lemmer
                                            ------------------------------------
                                           Name: Herbert J. Lemmer
                                           Title: Vice President